Contact:
Crocker Coulson, President
Leslie Richardson, Financial Writer
CCG Elite
646-213-1915
crocker.coulson@ccgir.com
leslie.richardson@ccgir.com

ShengdaTech Introduces NPCC for Use in Polyethylene

•  Adds New Customer in Singapore

TAIAN CITY, Shandong Province, China, - February 27, 2008 - ShengdaTech Inc. (“ShengdaTech” or “The Company”) (NASDAQ: SDTH) a leading manufacturer of nano precipitated calcium carbonate (“NPCC”) and coal-based chemical products in the People’s Republic of China (“PRC”), today announced it has successfully developed a new NPCC product for use in polyethylene (PE) plastic products.

After more than a year of collaboration with Peter’s Polyethylene Industries Pte., Ltd. (“Peter’s Polyethylene”), the largest plastic manufacturer in Singapore, ShengdaTech is launching NPCC for use in PE products. PE is a highly attractive plastic as it is the most versatile of all plastics and frequently used in consumer products. Common end uses of PE range from plastic bags, shrink wrap for plastic drink bottles, food packaging and drink containers. The use of NPCC in PE products significantly improves the mechanical property of the synthetic plastic, increases its heat-resistant capability and reduces the quantity of heat of combustion and secondary pollution. It can also enhance the PE’s printing quality and surface smoothness. Moreover, the inclusion of NPCC in PE products reduces the amount of polyethylene needed thereby reducing the overall cost of raw materials. According to Univation Technologies, global PE consumption is expected to be 87.4 million metric tons by the year 2010 as global demand for PE is expected to grow at a 4.4% CAGR.

“We are excited with the breakthrough of our NPCC application for use in PE products. This is a major development in our efforts to expand NPCC for use in other plastic applications beyond PVC,” commented Mr. Chen, CEO of ShengdaTech.“Our progress on the application of NPCC for PE products not only opens the door for new market opportunities, but also expands our efforts in developing our overseas penetration. More importantly, we believe the Asian region will be the world center for polyethylene growth.”

Peter Polyethylene is initially incorporating NPCC in its PE-injection plastic products such as plastic barrels for industrial use and polypropylene film. ShengdaTech and Peter Polyethylene continue to collaborate on R&D of NPCC for use in PE for a variety of polyethylene products.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing and selling nano-precipitated calcium carbonate ("NPCC") products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology. The unique chemical and physical attributes make NPCC a valuable ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. NPCC enhances the durability of many products by increased strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, ability to attract new customers, ability to increase our product’s applications, ability of our customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission.

# # #